Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
+1-412-434-3046
silvey@ppg.com

PPG Investor Contact:
John Bruno
Investor Relations
+1-412-434-3466
jbruno@ppg.com
investor.ppg.com

PPG reports first quarter 2019 financial results

•	Net sales of approximately $3.6 billion; flat versus prior year in constant currencies

•	Reported earnings per diluted share from continuing operations of $1.31 and adjusted earnings per diluted share from continuing operations of $1.38

•	Continued operating margin recovery year-over-year driven by further selling price realization and cost management

•	Completed acquisitions of Whitford and Hemmelrath
PPG today reported first quarter 2019 net sales of approximately $3.6 billion, down about 4 percent versus the prior year. Net sales in constant currencies were flat with the prior year aided by higher selling prices of 2.6 percent. Sales volumes were down about 3 percent versus the prior year in aggregate. Approximately half of this volume decrease was related to the previously announced architectural coatings customer-assortment changes in the national retail do-it-yourself (DIY) channel. Unfavorable foreign currency translation impacted net sales by more than 4 percent, or about $165 million, and acquisition-related sales, net of divestitures, added less than 1 percent to sales growth.

First quarter 2019 reported net income from continuing operations was $312 million, or $1.31 per diluted share, and adjusted net income from continuing operations was $330 million, or $1.38 per diluted share. First quarter 2018 reported net income from continuing operations was $328 million, or $1.31 per diluted share, and adjusted net income from continuing operations was $357 million, or $1.42 per diluted share. For the first quarter 2019, the reported and adjusted effective tax rate was about 24 percent, higher than the first quarter 2018 reported and adjusted effective tax rate of approximately 21 percent. Reconciliations of the reported to adjusted figures are included below.

“First quarter operating margins were higher than the prior year, despite a challenging global macro-economic environment and industry demand declines in certain markets. We achieved improved margins through continued selling-price initiatives. This marks the eighth consecutive quarter with improved sequential pricing,” said Michael H. McGarry, PPG chairman and chief executive officer. “We continued to experience cost inflation in raw materials, logistics and wages, and have additional initiatives under way to offset the cumulative impacts from this inflationary cycle.

“During the first quarter, we achieved strong double-digit percentage sales volume growth in our aerospace and protective and marine coatings businesses. However, our aggregate sales volumes were lower due to weaker industry demand in automotive OEM and in certain segments of general industrial coatings. In addition, our focus on margin recovery resulted in us passing on certain, modest levels of business during the quarter.

“We are happy to welcome SEM, Whitford and Hemmelrath to the PPG family, having now closed all three recently announced acquisitions. Our pipeline for acquisitions remains active and we continue to focus our cash deployment on maximizing long-term shareholder value,” said McGarry.

“As we look ahead to the second quarter compared with the prior year, we expect industry demand in several of our markets to remain mixed, but anticipate gradual improvement over the first quarter of this year. We will continue to aggressively manage our cost structure, work to secure additional pricing to reflect the value of products we sell, and integrate our recent acquisitions. We currently expect second quarter earnings per diluted share to be in the range of $1.76 to $1.86, including unfavorable currency translation impacts similar to those realized in the first quarter,” McGarry added.

“More broadly, we remain optimistic that economic activity will improve in the second half of the year, particularly in China. We will continue to monitor the macro environment and be prepared to implement further cost-savings initiatives, if warranted. We are still targeting full-year sales growth of 3 to 5 percent and adjusted earnings-per-share growth of 7 to 10 percent, both excluding currency translation impacts,” McGarry concluded.

First Quarter 2019 Reportable Segment Financial Results

•
Performance Coatings segment first quarter net sales were $2.1 billion, down $52 million, or about 2 percent, versus the prior year. Sales in constant currencies increased by about 2 percent, driven by increased selling prices. Acquisition-related sales were approximately $15 million, primarily the acquisition of automotive refinish products manufacturer SEM. Segment volumes were lower by about 2 percent, including the prior year national retail do-it-yourself (DIY) customer-assortment changes, which reduced segment sales by more than 2 percent, or about $60 million year-over-year. Unfavorable foreign currency translation lowered net sales by about $85 million, or nearly 4 percent.

Aerospace coatings net sales volumes grew over 10 percent for the fourth consecutive quarter, supported by growth across all major technology platforms and outpacing strong industry demand. Organic sales results for automotive refinish coatings were modestly lower as soft industry demand in Europe was partially offset by solid growth in emerging regions. Aggregate sales volumes in the protective and marine coatings business increased by about 10 percent, with positive contributions from both segments. Year-over-year organic sales in architectural coatings - Americas and Asia-Pacific declined a high-single-digit percentage, with differences by channel and region. In the U.S. and Canada, company-owned architectural coatings same-store sales grew by a low-single-digit percentage. Aggregate year-over-year volumes in the DIY national retail and independent dealer channels declined significantly driven by the customer-assortment changes. Latin American architectural coatings organic sales volumes were modestly lower due to a shift in quarterly timing of the Easter holiday promotion versus the prior year. Architectural coatings - EMEA organic sales increased by a mid-single-digit percentage for the second consecutive quarter, with solid contributions from both selling price increases and sales volume growth.

Segment income for the first quarter was $297 million, up $17 million, or about 6 percent, year-over-year, including unfavorable foreign currency translation impacts of about $10 million. Segment income was aided by higher selling prices and continued execution of cost management and restructuring initiatives, offset by raw material and logistics cost inflation and the impact from lower architectural coatings DIY retail sales volumes in the U.S.

•
Industrial Coatings segment first quarter net sales were about $1.5 billion, down $105 million, or 6 percent, versus the prior-year period. Higher selling prices of more than 2 percent partially offset lower sales volumes of about 5 percent. Acquisition-related sales were approximately $15 million, driven by the acquisition of Whitford, which was finalized in March. Unfavorable foreign currency translation lowered sales by about $80 million, or about 5 percent, versus the prior year.

Automotive original equipment manufacturer (OEM) coatings sales volumes decreased by a high-single-digit percentage year-over-year, consistent with lower global automotive industry production rates, including a pronounced decrease in China demand. Selling prices for this business were higher in each major region and were comparable to the company average. For the industrial coatings business, sales volumes decreased versus the prior year, mainly due to lower industrial production demand in most regions. Packaging coatings sales volumes decreased by a low-single-digit percentage year-over-year in comparison to above-market growth in the prior year quarter stemming from technology-based customer conversions.

Segment income for the first quarter was $218 million, down $21 million, or about 9 percent, year-over-year, including unfavorable foreign currency translation impacts of about $10 million. Segment income was impacted by continued raw material and logistics cost inflation and lower sales volumes related to lower global industrial activity, partially offset by improving selling prices and strong cost management.

Businesses within both reporting segments are continuing to aggressively manage costs and execute previously announced restructuring initiatives. Restructuring actions delivered about $20 million of cost savings in the first quarter, consistent with company targets. Also, combined first quarter corporate and legacy expenses were about $50 million and are expected to be $45 to $50 million in the second quarter.

The company continues to work on the previously communicated strategic review of its business portfolio and remains committed to finalizing the review by the end of the second quarter 2019.

PPG: WE PROTECT AND BEAUTIFY THE WORLD™
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and materials that our customers have trusted for more than 135 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $15.4 billion in 2018. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

Additional Information
PPG will provide detailed commentary regarding its financial performance, including presentation-slide content, on the PPG Investor Center at www.ppg.com at 1 p.m. ET today, April 18. The company will hold a conference call to review its first quarter 2019 financial performance today at 2 p.m. ET. Participants can pre-register for the conference by navigating to http://dpregister.com/10129974 . The conference call also will be available in listen-only mode via Internet broadcast from the PPG Investor Center at www.ppg.com (Windows Media Player). A telephone replay will be available today, April 18, beginning at approximately 4:30 p.m. ET, through May 2 at 11:59 p.m. ET. The dial-in numbers for the replay are: in the United States, 877-344-7529; international, +1-412-317-0088; passcode 10129974. A Web replay also will be available on the PPG Investor Center at www.ppg.com, beginning at approximately 4:30 p.m. ET today, April 18, 2019, through April 15, 2020.

Forward-Looking Statements
Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, involve risks and uncertainties that may affect PPG Industries’ operations, as discussed in the company’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Exchange Act, and the rules and regulations promulgated thereunder. Accordingly, many factors could cause actual results to differ materially from the forward-looking statements contained herein. Such factors include global economic conditions, increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to achieve selling price increases, the ability to recover margins, customer inventory levels, the ability to maintain favorable supplier relationships and arrangements, the timing of realization of anticipated cost savings from restructuring initiatives, the ability to identify additional cost savings opportunities, difficulties in integrating acquired businesses and achieving expected synergies therefrom, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, foreign exchange rates and fluctuations in such rates, fluctuations in tax rates, the impact of future legislation, the impact of environmental regulations, unexpected business disruptions, the effectiveness of our internal control over financial reporting, the unpredictability of existing and possible future litigation, including asbestos litigation, and governmental investigations. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here and in our amended Annual Report on Form 10-K are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, lower sales or earnings, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, results of operations or liquidity.

All information in this release speaks only as of April 18, 2019, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information. PPG Industries undertakes no obligation to update any forward-looking statement, except as otherwise required by applicable law.

Regulation G Reconciliation
PPG believes investor’s understanding of the company’s operating performance is enhanced by the disclosure of earnings per diluted share from continuing operations and PPG’s effective tax rate from continuing operations adjusted for certain items. PPG’s management considers this information useful in providing insight into the company’s ongoing operating performance because it excludes the impact of items that cannot reasonably be expected to recur on a quarterly basis or that are not attributable to our primary operations. Earnings per diluted share from continuing operations and the effective tax rate from continuing operations adjusted for these items are not recognized financial measures determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered a substitute for earnings per diluted share, the effective tax rate or other financial measures as computed in accordance with U.S. GAAP. In addition, earnings per diluted share from continuing operations and the adjusted effective tax rate from continuing operations may not be comparable to similarly titled measures as reported by other companies.

Regulation G Reconciliation - Net Income and Earnings per Diluted Share
($ in millions, except per-share amounts)

	First Quarter 2019		First Quarter 2018
	$	EPS	$	EPS
Reported net income from continuing operations	$312	$1.31	$328	$1.31
Acquisition-related costs	5	0.02	—	—
Environmental remediation charges	8	0.03	26	0.10
Costs associated with ongoing accounting investigations	3	0.01	—	—
Release of business restructuring reserves	(2)	(0.01)	—	—
Accelerated depreciation and other costs from restructuring actions	4	0.02	—	—
Costs related to a customer assortment change	—	—	3	0.01
Adjusted net income from continuing operations, excluding non-recurring items	$330	$1.38	$357	$1.42

	First Quarter 2019			First Quarter 2018
	Income Before Income Taxes	Tax Expense	Effective Tax Rate	Income Before Income Taxes	Tax Expense	Effective Tax Rate
Effective tax rate, continuing operations	$419	$102	24.3%	$421	$87	20.7%
Acquisition-related costs	7	2	23.4%	—	—	—%
Environmental remediation charges	10	2	24.3%	34	8	25.1%
Costs associated with ongoing accounting investigations	4	1	24.3%	—	—	—%
Release of business restructuring reserves	(3)	(1)	25.6%	—	—	—%
Accelerated depreciation and other costs from restructuring actions	6	2	25.0%	—	—	—%
Costs related to a customer assortment change	—	—	—%	4	1	24.3%
Adjusted effective tax rate, continuing operations, excluding non-recurring items	$443	$108	24.4%	$459	$96	20.9%

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(All amounts in millions except per-share data)
	Three Months Ended March 31
	2019	2018
Net sales	$3,624	$3,781
Cost of sales, exclusive of depreciation and amortization	2,073	2,181
Selling, general and administrative	889	906
Research and development - net	105	112
Depreciation	86	87
Amortization	32	36
Release of business restructuring reserves	(3)	—
Interest expense	31	26
Interest income	(6)	(5)
Other (income) charges - net (Note A)	(2)	17
Income before income taxes	$419	$421
Income tax expense	102	87
Income from continuing operations, net of tax	$317	$334
Income from discontinued operations, net of tax	—	6
Net income attributable to the controlling and noncontrolling interests	$317	$340
Less: Net income attributable to noncontrolling interests	(5)	(6)
Net income (attributable to PPG)	$312	$334

Amounts attributable to PPG:
Income from continuing operations, net of tax	$312	$328
Income from discontinued operations, net of tax	—	6
Net income (attributable to PPG)	$312	$334

Earnings per common share (attributable to PPG)
Income from continuing operations, net of tax	$1.32	$1.32
Income from discontinued operations, net of tax	—	0.02
Net income (attributable to PPG)	$1.32	$1.34

Earnings per common share (attributable to PPG) - assuming dilution
Income from continuing operations, net of tax	$1.31	$1.31
Income from discontinued operations, net of tax	—	0.02
Net income (attributable to PPG)	$1.31	$1.33

Average shares outstanding	236.7	249.8

Average shares outstanding - assuming dilution	238.0	251.4

Note A:
Other income during the three months ended March 31, 2019 includes an environmental remediation charge of $10 million. Other charges for the three months ended March 31, 2018 includes environmental remediation charges of $34 million.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET HIGHLIGHTS (unaudited)
($ in millions)
	March 31	December 31	March 31
	2019	2018	2018
Current assets:
Cash and cash equivalents	$784	$902	$1,346
Short-term investments	55	61	58
Receivables - net	3,197	2,845	3,343
Inventories	1,965	1,783	1,963
Other	408	370	400
Total current assets	$6,409	$5,961	$7,110

Current liabilities:
Short-term debt and current portion of long-term debt	$653	$651	$19
Accounts payable and accrued liabilities	3,684	3,623	3,924
Current portion of operating lease liabilities	168	—	—
Restructuring reserves	83	99	87
Total current liabilities	$4,588	$4,373	$4,030

Long-term debt	$4,626	$4,365	$5,199

PPG OPERATING METRICS (unaudited)
($ in millions)
	March 31	December 31	March 31
	2019	2018	2018
Operating Working Capital (a)	$2,607	$2,224	$2,560
As a percent of quarter sales, annualized	18.0%	15.3%	16.9%

(a) Operating working capital includes: (1) receivables from customers, net of allowance for doubtful accounts, (2) FIFO inventories and (3) trade liabilities.

PPG INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED BUSINESS SEGMENT INFORMATION (unaudited)
($ in millions)
	Three Months Ended March 31
	2019	2018
Net sales
Performance Coatings	$2,108	$2,160
Industrial Coatings	1,516	1,621
Total	$3,624	$3,781

Segment income
Performance Coatings	$297	$280
Industrial Coatings	218	239
Total	$515	$519

Items not allocated to segments
Corporate	(45)	(43)
Legacy (Note A)	(2)	4
Interest expense, net of interest income	(25)	(21)
Environmental remediation charges	(10)	(34)
Release of business restructuring reserves	3	—
Accelerated depreciation and other costs from restructuring actions	(6)	—
Acquisition-related costs	(7)	—
Costs associated with ongoing accounting investigations	(4)	—
Costs related to customer assortment change	—	(4)
Income before income taxes	$419	$421

Note A:
Legacy items include current costs related to former operations of the Company, including pension and other postretirement benefit costs, certain charges and recoveries for legal matters and certain recurring environmental remediation costs, and certain other charges and income which are not associated with PPG's current business portfolio.

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